Exhibit 3.01

APPROVED by the Division of Corporations and Commercial Code of the Utah State Department of Business Regulation on the 30th day of Sept A.D, 1986		RECEIVED 1986 SEP 30 PM 2:39 DIVISION OF CORPORATIONS STATE OF UTAH
Corporate Document Examiner M-S Fees paid $ 50.00	ARTICLES OF INCORPORATION OF G & G MANAGEMENT, INC

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KNOW ALL MEN BY THESE PRESENTS:

We, the undersigned, natural persons of the age of twenty-one or more, for the purpose of organizing a corporation pursuant to the Utah Business Corporation Act, do hereby adopt the following Articles of Incorporation:

ARTICLE I

Name of Corporation

The name of the corporation is G & G MANAGEMENT, INC.

ARTICLE II

Term

The duration of the corporation is perpetual.

ARTICLE III

Purpose

The general nature of the business to be transacted by the corporation and the purpose for which the corporation is organized are as follows:

a.   To provide the facilities, personnel and resources to facilitate and assist new companies in developing, refining and bringing to commercial application, high technology and other related products, processes, concepts and ideas.

b.   To acquire by purchase, lease, or otherwise manage and operate, sell, transfer, rent, lease, mortgage, pledge, and otherwise dispose of, or encumber any and all classes of property whatsoever whether real of personal, or any interest therein, as principal, agent, broker or dealer.

c.   To acquire by purchase, assignment, grant, license or otherwise, to apply for, secure, lease or in any manner obtain to develop, hold, own, use, exploit, operate, enjoy and introduce, rights of all kinds in respect thereof, or otherwise dispose of to secure to it the payment of agreed royalties or other consideration, and generally to deal in and with and turn to account for any or all purposes, either for itself or as nominee or agent for others:

(1)   Any and all inventions, devices, processes, discoveries and formulas, and improvements and modifications thereof and rights and interest therein;

(2)   Any and all letters patent or applications for letters patent of the United States of America or any other country, state, or locality or authority and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto, and

(3)   Any and all copyrights granted by the United States or any other country, state, locality or authority, and any and all rights, interests, and privileges connected therewith or incidental or appertaining thereto; and

(4)   Any and all trademarks, trade names, trade symbols, labels, designs and other indicates or origin and ownership granted by or recognized under the laws of the United States of America or any other country, state, locality or authority, connected therewith or incidental or appertaining thereto.

d.   To acquire by purchase, subscription or otherwise, and to receive, hold, own guarantee, sell, assign, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, script, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporation, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government, or by any state, territory, province, municipality, or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights to execute consents and vote thereon, and to do any and all things and acts necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

e.   To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property of any person, firm, association or corporation, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

f.   To borrow or raise monies for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and any of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquire, and to sell, pledge of otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

g.   To loan to any person, firm or corporation, any of its surplus funds, either with or without security.

h.   To purchase, hold, sell, and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

i.   To have one or more offices, to carry on all of or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, or territories of the United States, in any and all foreign countries, subject to the laws of such states, districts, territories, or countries.

j.   To enter into joint ventures and partnerships with individuals, associations and/or other corporations.

k.   In general to do any and all things that are incidental and conducive to the attainment of any above object and purpose, to the same extent as natural persons might or could do, which now or hereafter may be authorized by the laws of the United States and the State of Utah, as the Board of Directors may deem to the advantage of the corporation.

ARTICLE IV

Capital Stock

The aggregate number of shares which this corporation shall have authority to issue is 50,000 shares of common voting stock, no par value.  All stock of the corporation shall be of the same class and have the same rights and preferences.  There shall be no pre-emptive rights.

ARTICLE V

Minimum Paid in Capital

The corporation shall not commence business until consideration of the value of at least $1,000.00 has been received by it for the issuance of such shares.

ARTICLE VI

Registered Office and Agent

The address of this corporation’s initial registered office and the name of its original registered agent at such address is:

GERALD L. DAVEY

419 Wakara Way, Suite 260

Salt Lake City, UT 84108

ARTICLE VII

Initial Board of Directors

The number of directors constituting the initial Board of Directors of the corporation is three (3), and the names and addresses of persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

GERALD L. DAVEY

419 Wakara Way, Suite 260

Salt Lake City, UT 84108

DON A. STRINGHAM

200 North Main, Suite 200

Salt Lake City, UT 84103

C. GARY FITZGERALD

419 Wakara Way, Suite 260

Salt Lake City, UT 84108

ARTICLE VIII

Officers

Officers of this corporation shall include a President, one or more Vice-Presidents, a Secretary, such assistant secretaries as may be necessary, and a Treasurer.  The President, Vice-President or Vice-Presidents, the Secretary, any assistant secretaries, and the Treasurer shall be elected by the Board of Directors and may, but need not be, elected from the members of the Board.

ARTICLE IX

Non-Assessability of Stock

Shares of stock of this corporation shall be issued fully paid and shall be non-assesable for any purposes.  The private property of the stockholders shall not be liable for the debts, obligations or liabilities of this corporation.

ARTICLE X

Indemnification

Any person made a part to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was director, officer, or employee of the corporation, or of any corporation which he, the testator, or intestate serves as such at the request of the corporation, shall be indemnified by the corporation against expenses reasonable incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal therein, except with respect to matters as to which it is adjudged in such action, suit, or proceeding that such officer, director, or employee was liable to the corporation, or to such other corporation, for negligence or misconduct in the performance of his duty.  As used herein the term “expense” shall include all obligations incurred by such person for the payment of money including, without limitation, attorney’s fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit or proceeding, except amounts paid to the corporation or such other corporation by him.  A judgment or conviction, whether based on plea of guilty or nolo-contendre or its equivalent or after trial, shall not of itself be deemed an adjudication that such director, officer or employee is liable to the corporation, or such other corporation, for negligence or misconduct in the performance of his duties.  Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth from time to time in the By-Laws or by any of the following procedures:

(a)   Order of the Court or administrative body of agency having jurisdiction of the action, suit, or proceedings;

(b)   Resolution adopted by a majority of a quorum of Board of Directors of the corporation without counting in such majority or quorum any directors who have incurred expense in connection with such action, suit or proceeding;

(c)   If there is no quorum of directors who have not incurred expenses in connection with such suit, action, or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors by the Board of Directors;

(d)   Order of any Court having jurisdiction over the corporation.  Any such determination that a payment by way of indemnity should be binding upon the corporation; such right of indemnification shall not be exclusive of any other right which such directors, officers, and employees of the corporation and other persons above-mentioned may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Laws, Agreements, votes of stockholders, provision of law, or otherwise as well as their rights under this Article.  The provisions of this Article shall apply to any member of any committee appointed by the Board of Directors as fully as though such person had been a director, officer or employee of the corporation.

ARTICLE XI

Incorporation

The name and address of each incorporator is:

GERALD L. DAVEY

419 Wakara Way, Suite 260

Salt Lake City, UT 84108

DON A. STRINGHAM

200 North Main, Suite 200

Salt Lake City, UT 84103

C. GARY FITZGERALD

419 Wakara Way, Suite 260

Salt Lake City, UT 84108

IN WITNESS WHEREOF, we, the undersigned original incorporators hereinabove named, have hereunder set our hands this 18th day of September, 1986.

/s/ Gerald L. Davey

REGISTERED AGENT

/s/ Gerald L. Davey

GERALD L. DAVEY

/s/ Don A Stringham

DON A STRINGHAM

/s/ C. Gary Fitzgerald

C. GARY FITZGERALD

STATE OF UTAH

)

)ss.

COUNTY OF SALT LAKE

)

On the 18th day of September, 1986, personally appeared before me GERALD L. DAVEY, DON A. STRINGHAM and C. GARY FITZGERALD, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing instrument and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal as of the date hereinabove mentioned.

SEAL

/s/

NOTARY PUBLIC

Residing in: Bountiful, Utah

My Commission Expires:

2-24-90